Exhibit 99.3

SBA COMMUNICATIONS CORPORATION SBA TELECOMMUNICATIONS, INC.

Offer to Exchange Their

New 9¾% Senior Discount Notes Due 2011

Which Have Been Registered Under the Securities Act of 1933

For Any and All of Their Outstanding

9¾% Senior Discount Notes Due 2011

Pursuant To The Prospectus

Dated                               , 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,                                         , 2004, (UNLESS EXTENDED BY SBA COMMUNICATIONS CORPORATION AND SBA TELECOMMUNICATIONS, INC. IN THEIR SOLE DISCRETION) (SUCH TIME AND SUCH DATE, AND AS SUCH TIME AND DATE MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE.

                                         , 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Enclosed for your consideration is a Prospectus (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) which together describe the offer (the “Exchange Offer”) by SBA Communications Corporation, a Florida corporation, and SBA Telecommunications, Inc., a Florida corporation and a wholly-owned subsidiary of SBA Communications Corporation (collectively the “Issuers”), to exchange their new 9¾% senior discount notes due 2011 (the “New Notes”) for any and all of their old 9¾% senior discount notes due 2011 (the “Old Notes”).

Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Prospectus.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Prospectus;

2. Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Letter of Transmittal, Old Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients’ instructions with respect to the Exchange Offer;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7. A return envelope addressed to U.S. Bank N.A., the Exchange Agent.

We urge you to contact your clients as promptly as possible. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                                         , 2004, unless extended.

The Issuers will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Issuers, upon request, will reimburse brokers, dealers, commercial banks, and trust companies for reasonable and customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to their clients. The Issuers will pay all transfer taxes to exchange and transfer the Old Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 11 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank N.A., the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

SBA COMMUNICATIONS CORPORATION

SBA TELECOMMUNICATIONS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS, THE EXCHANGE AGENT, THE TRUSTEE, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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